EXHIBIT 99.1

CONTACT:	Investor Relations 404-715-2170 Corporate Communications 404-715-2554

Delta Air Lines Completes Offering of Common Stock

ATLANTA, Dec. 29, 2008 – Delta Air Lines (NYSE: DAL) announced today that it has completed its offering of common stock.  The company sold 18,172,219 shares of common stock through a continuous offering program equity distribution agreement with Citi, generating gross proceeds of approximately $196 million.

All of the shares of stock sold in this offering were withheld as the employee portion of withholding taxes on the issuance and vesting of equity awards made to employees in connection with Delta’s merger with Northwest, and as a result these shares were not newly issued at the time of the offering but were sold out of treasury.  The net proceeds of the offering will be used for general corporate purposes, including replacing funds that were used to pay the above mentioned withholding taxes.

About Delta
Delta Air Lines is the world’s largest airline. From its hubs in Atlanta, Cincinnati, Detroit, Memphis, Minneapolis-St. Paul, New York-JFK, Salt Lake City and Tokyo-Narita, Delta, its Northwest subsidiary and Delta Connection carriers offer service to more than 376 destinations worldwide in 66 countries and serves more than 170 million passengers each year. Delta’s marketing alliances allow customers to earn and redeem either SkyMiles or WorldPerks on more than 16,000 daily flights offered by SkyTeam and other partners. Delta and its 75,000 worldwide employees are reshaping the aviation industry as the only U.S. airline to offer a full global network. Customers can check in for flights, print boarding passes, check bags and flight status at delta.com or nwa.com.

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